STOCK PURCHASE AGREEMENT

AGREEMENT made as of this ____ day of July, 2008 (this "Agreement") by and among GERALD BOWMAN, residing at 4225 Aftonshire Drive, Wilmington, North Carolina 28412 ("Seller"), BOWMAN-NEWCO, INC. a corporation organized under the laws of the State of Florida ("Buyer"), and THE STEPHAN CO., a corporation organized under the laws of the State of Florida ("Stephan") and the 100% stockholder of Buyer. (Stephan joins in this agreement solely with respect to the provisions of this Agreement specified herein.) The Seller, the Buyer and Stephan are at times referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS, Seller is the sole shareholder of Bowman Beauty and Barber Supply, Inc. ("BBBS") located at 113 Portwatch Way, Suite 104, Wilmington, NC 28412.; and

WHEREAS, Seller desires to sell and Buyer desires to buy all of the outstanding capital shares of BBBS upon the terms and conditions herein below set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale. On and subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller 100% of the outstanding capital shares of BBBS comprised of 100 shares of common stock (collectively, the "BBBS Shares") through which Seller conducts his barber and beauty supply business for the consideration specified in Section 2 hereof. The BBBS Shares shall be conveyed to Buyer by Seller free and clear of any restrictions on transfer, Taxes (as hereinafter defined), Security Interests (as hereinafter defined), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

For purposes of this Agreement, the following terms shall be ascribed the following meanings: "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; "Code" means the Internal Revenue Code of 1986, as amended; and "Ordinary Course of Business" means the ordinary course of business of BBBS consistent with past custom and practice (including with respect to quantity and frequency).

2. Purchase Price

(a) The purchase price for the BBBS Stock shall be $1,000,000 and shall be paid at the Closing (as hereinafter defined) as follows:

(i) Buyer shall deliver to Seller cash in the amount of $500,000 -- five hundred thousand dollars -- by wire transfer of immediately available funds in accordance with the wire instructions attached hereto as Schedule 2.(a)(i) ; and

(ii) Stephan shall deliver to Seller a promissory note pursuant to which Stephan promises to pay to Seller the principal amount of $500,000 --five hundred thousand dollars-- (the "Promissory Note"). The Promissory Note shall be payable in 16 equal, quarterly installments of $31,250 – thirty-one thousand two hundred fifty dollars -- commencing October 2, 2008. The Promissory Note shall be substantially in the form of Attachment A (Promissory Note) hereto.

(b) The Promissory Note shall be secured by a lien on the assets of Buyer, which lien shall be reduced accordingly by each payment made to Seller pursuant to the Promissory Note. The lien shall be granted in accordance with the terms of a security agreement between seller and buyer, as reflected in a security agreement in the form attached hereto as Attachment B (Security Agreement).

3. The Closing.

(a) The closing of the transactions contemplated herein (the "Closing") shall take place by facsimile or U.S. mail commencing at 10:00 a.m. E.S.T. on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than July 7, 2008 or later than July 31, 2008. The Closing may take place by email and overnight delivery.

(b) At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments and documents referred to in Section 6 below, (ii) Buyer shall deliver to Seller the various certificates, instruments and documents referred to in Section 7 below, (iii) Buyer and Seller shall execute an employment agreement in the form attached hereto as Attachment C (Employment Agreement), (iv) Seller shall deliver to Buyer one or more stock certificates which, in the aggregate, represent all of the BBBS Shares, endorsed in blank or accompanied by duly executed assignment documents and (v) Buyer shall deliver to Seller the consideration specified in Section 2.

4. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of Seller. Seller hereby represents and warrants to Stephan and Buyer that the statements contained in this Section 4(a) to the best of Seller's knowledge, after reasonable investigation, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as

though the Closing Date were substituted for the date of this Agreement throughout this Section 4(a)):

(i) Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. Upon execution and delivery of this Agreement by the Parties, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

(iii) Seller holds of record and owns beneficially all of the issued and outstanding BBBS Shares, and Seller has and shall have on the Closing Date the unqualified right to sell, assign and deliver the BBBS Shares to Buyer and to convey, transfer and assign to Buyer good and valid title thereto, in each case free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any of the BBBS Shares (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the BBBS Shares.

(iv) Upon sale and assignment of the BBBS Shares to Buyer at the Closing, Buyer shall acquire good and valid title thereto, free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

(v) . Seller has no Liability (as hereinafter defined) or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the purchase and sale of the BBBS Shares from Seller for which Buyer could become liable or obligated. For purposes of this subsection, the term "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, relating solely to purchase of the BBBS Shares by Buyer from Seller.

(b) Representations and Warranties of Buyer and Stephan. Each of Buyer and Stephan_hereby represents and warrants to Seller that to the best of their knowledge, after

reasonable investigation, the statements contained in this Section 4(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4(b)) with respect to itself:

(i) Buyer and Stephan are each corporations, duly organized, validly existing, and in good standing under the laws of the State of Florida.

(ii) Buyer and Stephan each have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Upon execution and delivery of this Agreement by the Parties, this Agreement constitutes the valid and legally binding obligation of each of Buyer and Stephan, enforceable in accordance with its terms and conditions except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws relating to or affecting enforcement of the rights of creditors. Neither Buyer nor Stephan need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Buyer and/or Stephan is subject or any provision of their respective articles of incorporation or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer and/or Stephan is a party or by which it is bound or to which any of its assets is subject.

(iv) Neither Buyer nor Stephan has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(v) Buyer has examined the premises in which BBBS' business is now being conducted and has inspected the physical condition of the furniture, fixtures, equipment and inventory therein.

(vi) Stephan and Buyer each acknowledge that no projections have been made to them by Seller or BBBS concerning the future sales volume, gross profit or net income of BBBS.

5. Representations and Warranties Concerning BBBS. Seller represents and warrants to Buyer and Stephan that to the best of Seller's knowledge, after reasonable investigation, the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the disclosure schedule delivered by Seller to Buyer on the date

hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

(a) BBBS is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina. BBBS is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. BBBS has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 5(a) of the Disclosure Schedule lists the directors and officers of BBBS. Seller has delivered to Buyer correct and complete copies of the charter and bylaws of BBBS (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of BBBS are correct and complete. BBBS is not in default under or in violation of any provision of its charter or bylaws. BBBS has made all necessary fictitious name filings in the State of North Carolina with respect to it.

(b) The entire authorized capital shares of BBBS consists of 100,000 shares of common shares, par value $1.00. As of the date hereof, the BBBS Shares represent all of the capital shares of BBBS that are issued and outstanding. No BBBS Common Shares are held in treasury. All of the BBBS Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require BBBS to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to BBBS. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of BBBS.

(c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BBBS is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which BBBS is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). BBBS does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the

transactions contemplated by this Agreement.

(d) BBBS has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) BBBS is neither record owner nor beneficial owner of any subsidiary entity whatsoever, nor does it hold of record or beneficially any equity interest in any other business entity whatsoever.

(f) Except to the extent reflected or reserved against as reflected on Schedule L (including all exhibits thereto) of that certain Form 1120 filed by BBBS with the Internal Revenue Service for tax year ending December 31, 2007 ("Form 1120"), neither BBBS nor Seller, with respect to BBBS, has any Liability (and there is no Basis (as hereinafter defined) for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability), except for Liabilities which have arisen after December 31, 2007 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and which do not exceed $5,000. For purposes of this Agreement, the term "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

(g) Since December 31, 2007, as reflected on Schedule L (including all exhibits thereto) of Form 1120, neither BBBS nor Seller, with respect to BBBS, has:

(i) Suffered any material adverse change in the business, financial condition, operations, results of operations, or future prospects of BBBS;

(ii) Issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money, capitalized lease obligation or other similar obligation or liability;

(iii) Made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions). For purposes of this Agreement, "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, an association, a joint stock company, a trust, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

(iv) Paid any claim or satisfied any material lien, encumbrance or liability, whether absolute, accrued or contingent, other than liabilities reflected in Form 1120, or liabilities incurred subsequent to the date thereof in the Ordinary Course of Business or consistent with past practices;

(v) Permitted or allowed any assets, whether tangible or intangible, to be subject to any Security Interest;

(vi) Cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $1,000 or outside the

Ordinary Course of Business or sold or leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(vii) Disposed of or permitted to lapse any patents, trademarks, trade names, service marks or copyrights (or any patent, trademark, trade name, service mark or copyright application) or disposed of or disclosed to any person any trade secret, formula, process or know-how;

(viii) Granted any increase in the compensation of any BBBS directors, officers or employees including any increase pursuant to any bonus, pension, profit sharing or other plan or made any other change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business;

(ix) Entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(x) Adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan (as defined in Section 5(v) below)) except for the Bowman Barber & Beauty Supply Inc. Profit Sharing Plan;

(xi) Made any material change in any method of accounting or accounting practice;

(xii) Experienced any labor difficulties:

(xiii) Engaged in any material transaction or experienced other material occurrence, event, incident, action or failure to act outside of the Ordinary Course of Business;

(xiv) Delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(xv) Entered into any agreement, contract, lease, or license (whether oral or written)(or series of related agreements, contracts, leases, and licenses) either involving more than $5,000, or amended, modified, accelerated, cancelled or terminated any contract, agreement, lease, license or understanding (or series of related agreements, contracts, leases, licenses or understandings), whether oral or written, involving more than $5,000 to which BBBS is a party or by which its bound, except pursuant to this Agreement and which is outside the ordinary course of business;

(xvi) Granted any license or sublicense of any rights under or with respect to any Intellectual Property (as defined in the final paragraph of Section 5(n));

(xvii) Made any capital expenditure (or series of related capital expenditures) either involving more than $5,000;

(xviii) Suffered any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xix) Made or authorized any change in the charter or bylaws of any of BBBS;

(xx) Issued, sold, or otherwise disposed of any of its capital shares, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital shares; or

(xxi) Declared, set aside, or paid any dividend or made any distribution with respect to its capital shares (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital shares;

(h) Each of BBBS and Seller has filed all Tax Returns (as hereinafter defined) required to be filed with respect to BBBS. All such Tax Returns were correct and complete in all respects. Each of BBBS and Seller has duly paid all Taxes and other charges due or claimed to be owed by federal, state or local taxing authorities (including, without limitation, Taxes due in connection with ownership of property or the use thereof, income, franchise, license, duties, excise, sales, use, and payroll). There are no pending administrative, equitable or legal proceedings (including, without limitation, tax audits) relating to, or claims asserted for, Taxes or assessments against BBBS or Seller, with respect to BBBS, or notices thereof. BBBS is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where BBBS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of BBBS that arose in connection with any failure (or alleged failure) to pay any Tax. BBBS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither Seller nor any director or officer (or employee responsible for Tax matters) of BBBS expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of BBBS either (i) claimed or raised by any authority in writing or (ii) as to which Seller and the directors and officers (and employees responsible for Tax matters) of BBBS has knowledge based upon personal contact with any agent of such authority. Section 5(h) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to BBBS for taxable periods ended on or after December 31, 2004, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BBBS since December 31, 2004.

BBBS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. BBBS has *not* (i) filed a consent under Code §341(f) concerning collapsible corporations, (ii) made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code §280G, (iii) been a United States real property holding corporation within the meaning of Code §897(c)(2) during

the applicable period specified in Code §897(c)(1)(A)(ii), (iv) been a party to any Tax allocation or sharing agreement or (v) been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was BBBS). BBBS does not have any Liability for the Taxes of any Person (other than itself) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The unpaid Taxes of BBBS (A) did not, as of December 31, 2007, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Schedule L of Form 1120 (including exhibits thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BBBS in filing its Tax Returns. For purposes of this Agreement, the following terms shall be ascribed the following meanings: "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; "Knowledge" means actual knowledge after reasonable investigation; and "Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

(i) BBBS has good and marketable title to, or a valid leasehold interest in, all of the properties and assets (tangible and intangible) used by it, located on its premises or reflected on Schedule L (including exhibits thereto) of Form 1120 (except for properties and assets disposed of in the Ordinary Course of Business since December 31, 2007) or acquired after the date thereof, free and clear of all Security Interests, except as disclosed in Section 5(i) of the Disclosure Schedule or except for liens for current taxes not yet due and minor imperfections of title and encumbrances, if any, which are not in the aggregate substantial in amount, do not materially detract from the value of the property or assets subject thereto or materially impair the operations of BBBS and have arisen in the Ordinary Course of Business. Such assets, collectively, comprise all of the assets (tangible and intangible) necessary for the conduct of BBBS' business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(j) Section 5(j) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to BBBS. Seller has delivered to Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 5(j) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 5(j) of the Disclosure Schedule:

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) omitted.

(iv) no party to the lease or sublease has repudiated any provision thereof;

(v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

(vii) BBBS has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(k) Section 5(k) of the Disclosure Schedule lists the following contracts and other agreements (whether oral or written) to which BBBS is a party:

(i) any agreement (or group or series of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

(ii) any agreement (or group or series of related agreements) for the purchase or sale of supplies, products, equipment or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to BBBS, or involve consideration in excess of $5,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group or series of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement with Seller and/or his Affiliates;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of BBBS;

(xii) any agreement, with Zoller, Breakforth, Andis, Oster or Wahl regarding rebates or extended payment terms that cannot be cancelled upon 30 days prior written notice of cancellation or that contains other restrictions on cancellation; or

(xiii) any other agreement (or group or series of related agreements) the performance of which involves consideration in excess of $5,000.

Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 5(k) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5(k) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(l) Neither BBBS nor Seller, with respect to BBBS, is in violation of any applicable building, zoning, health, environmental, safety or other law, ordinance rule or regulation, including those related to asbestos and radon gas and all permits and licenses required to be obtained in connection with the business of BBBS have been obtained. BBBS has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(m) (i) BBBS has complied and is in compliance with Environmental, Health, and Safety Requirements (as hereinafter defined). For purposes of this Agreement,

"Environmental, Health, and Safety Requirements" means all federal, North Carolina, and local regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

(ii) Without limiting the generality of the foregoing, BBBS has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Section 5(m)(ii) of the Disclosure Schedule.

(iii) BBBS has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) None of the following exists at any property or facility owned or operated by BBBS: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) BBBS has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(vii) Neither BBBS nor its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii) No facts, events or conditions relating to the past or present facilities, properties or operations of BBBS or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(n)(i) BBBS owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property (as hereinafter defined) necessary or desirable for the operation of the businesses of BBBS as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by BBBS immediately prior to the Closing hereunder will be owned or available for use by BBBS on identical terms and conditions immediately subsequent to the Closing hereunder. BBBS, and Seller on behalf of BBBS, have taken all necessary and desirable action to maintain and protect each item of Intellectual Property that is owned or used by BBBS.

(ii) BBBS has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor the directors and officers (and employees with responsibility for Intellectual Property matters) of BBBS have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that BBBS must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of BBBS, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of BBBS.

(iii) Section 5(n)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to BBBS with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which BBBS has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which BBBS has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 5(n) (iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used

by BBBS in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 5(n)(iii) of the Disclosure Schedule:

(A) BBBS possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of BBBS, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) BBBS has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Omitted.

(v) To the knowledge of Seller, BBBS will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

For purposes of this Agreement, "Intellectual Property" means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation) including, without limitation, Linkpoint and ShipWorks, (G) all other proprietary rights and (H) all copies and tangible embodiments thereof (in whatever form or medium).

(o) There are no actions, proceedings, claims or investigations pending or, to the knowledge of Seller, threatened against BBBS or Seller, with respect to BBBS, (including product liability or damage claims or consignment sale arrangements), or with respect to any premises occupied by BBBS. None of Seller or the directors and officers (and employees with

responsibility for litigation matters) of BBBS has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against BBBS. Neither BBBS nor Seller, with respect to BBBS, is the subject of any order, writ, injunction, decree or judgment of any arbitrator, arbitration panel or any court or other federal, state or other governmental agency, department, commission, board or instrumentality, either domestic or foreign.

(p) BBBS has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by BBBS.

(q) All notes and accounts receivable of BBBS, subject to allowance for bad debts, are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts and in the Ordinary Course of Business in accordance with industry standards, or have been reserved for, subject only to the reserve for bad debts set forth on the face of in Schedule L (including all exhibits thereto) of Form 1120, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BBBS.

(r) Section 5(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which BBBS has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number, annual premiums, the period of coverage and expiration dates;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither BBBS nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach

or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. During each of the last five (5) calendar years, BBBS has been covered by insurance of the nature, in scope and in amounts customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 5(r) of the Disclosure Schedule describes any self-insurance arrangements affecting BBBS.

(s) Each product sold or delivered by BBBS has been in conformity with all applicable contractual commitments and all express and implied warranties, and BBBS has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against BBBS giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of Schedule L (including all exhibits thereto) of Form 1120 as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BBBS. No product sold or delivered by BBBS is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Section 5(r)) of the Disclosure Schedule includes copies of the standard terms and conditions of sale for BBBS (containing applicable guaranty, warranty, and indemnity provisions).

(t) Attached hereto as Section 5(t) of the Disclosure Schedule is a list of the names of all employees employed by BBBS, or Seller in connection with BBBS, their job title, their average hours per week of employment, current wages paid to each of them and all benefits to which they are or may become entitled in connection with such employment. To the best of Seller's knowledge, each of such employees will agree to become employed by Buyer on substantially the same terms and conditions as exist between them and BBBS as of the Closing Date. Neither BBBS nor the BBBS employees is a party to or bound by any collective bargaining agreement nor has any representative of any labor union suggested or demanded the entry into such an agreement with respect to BBBS. None of Seller or the directors and officers (and employees with responsibility for employment matters) of BBBS has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of BBBS. BBBS has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. BBBS has not committed any unfair labor practice.

(u) The inventory included on Schedule L (including all exhibits thereto) of Form 1120 (i) was purchased in the Ordinary Course of Business, (ii) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of Schedule L (including all exhibits thereto) of Form 1120 as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BBBS, (iii) is saleable in accordance with industry standards in the Ordinary Course of Business and (iv) is valued in accordance with GAAP (as hereinafter defined). A physical inventory will be taken as of the Closing Date with representatives of both Buyer and Seller present. Except as reflected on Schedule L (including all exhibits thereto) of Form 1120, no claim or liability in excess of $5,000, individually or in the aggregate, exists against BBBS or Seller, with respect to BBBS, in connection with the return of inventory or merchandise or property in the possession of wholesalers, retailers or others, other than those incurred in the Ordinary Course of Business.

For purposes of this Agreement, "GAAP" means United States generally accepted accounting principles as in effect from time to time and applied on a consistent basis throughout the periods covered thereby.

(v) There is only one Employee Benefit Plan in existence which is known as the Bowman Barber and Beauty Supply Profit Sharing Plan. BBBS does not contribute to and does not have any obligation to contribute to any Employee Benefit Plan (as hereinafter defined). For purposes of this Agreement, the following terms shall be ascribed the following meanings: "Employee Benefit Plan" means any (A) nonqualified deferred compensation or retirement plan or arrangement, (B) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (as hereinafter defined), (C) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as hereinafter defined)), or (d) Employee Welfare Benefit Plan (as hereinafter defined) or material fringe benefit or other retirement, bonus, or incentive plan or program; "Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2); "Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1); "ERISA" means the Employee Retirement Income Security Act of 1974, as amended: and "Multiemployer Plan" has the meaning set forth in ERISA §3(37).

(w) BBBS is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(x) Seller, with respect to BBBS, or BBBS, has not applied for or consented to the appointment of a receiver, trustee or liquidator of himself or any of his property, admitted in writing his inability to pay his debts as they mature, made a general assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, or filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him in any proceeding under any such law. No order, judgment or decree has been entered by any court of competent jurisdiction approving a petition appointing a receiver, sequestrator, trustee or liquidator of him or any of his property.

(y) There is no outstanding contract or commitment which upon completion or performance, after allowance for expenses, is likely to result in a material loss to BBBS or Seller, with respect to BBBS, or any outstanding bid, sale or service proposal quoting prices which is not likely to result in a profit customary to BBBS or Seller, with respect to BBBS.

(z) There are no facts or conditions known to Seller and not disclosed to Stephan and Buyer in writing (whether or not occurring in the Ordinary Course of Business) which materially adversely affect BBBS or Seller, with respect to BBBS, business, prospects, financial condition or assets. The representations and warranties contained in this Section 5 do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this Section 5 not misleading.

(aa) BBBS and Seller, with respect to BBBS, possess all necessary permits, rights, licenses and other authorizations necessary to carry on the business of BBBS as presently conducted, except where failure to possess such permits, rights, licenses and other authorizations

would not have a material adverse impact on BBBS's business or financial condition.

(bb) There are no outstanding powers of attorney executed on behalf of BBBS.

(cc) Neither Seller or his Affiliates owns any asset, tangible or intangible, which is used in the business of BBBS.

(dd) Attachment D is a copy of the Profit & Loss statement for BBBS from January through April 2008. Seller represents that the attached financial statements are true and correct. In the event that sales for the period of January 2008 through April 2008 are less than $1,117,281.30, then Buyer and Stephan shall have the right, subject to the limitations of paragraph 11(d) hereunder, to offset its obligations to pay pursuant to the Promissory Note by an amount equal to thirty-nine percent (39%) of the amount by which the actual sales are less than $1,117,281.30, subject to an allowance of seven thousand five hundred dollars ($7,500.00).

6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections 7 and 8, below).

(b) Seller will cause BBBS to give any notices to third parties, and will cause BBBS to use its best efforts to obtain any third party consents, that Buyer may request in connection with the matters referred to in Section 5(c) above. Each of the Parties will (and Seller will cause BBBS to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4(a)(ii), Section 4(b)(iii) and Section 5(c) above.

(c) Seller will not cause or permit BBBS to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not cause or permit BBBS to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital shares or redeem, purchase, or otherwise acquire any of its capital shares or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5(g) above.

(d) Seller will cause BBBS to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Seller will permit, and Seller will cause BBBS to permit, representatives of Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to BBBS.

(f) Seller will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 5. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 4(a) or Section 4(b) above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Seller will not (and Seller will not cause or permit BBBS to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets, of BBBS (including any acquisition structured as a merger, consolidation, or share exchange) other than in the ordinary course of business or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote the BBBS Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h) Seller with cause BBBS to take all necessary steps to terminate any ERISA benefit plants of BBBS.

7. Conditions to Stephan's and Buyer's Obligations

The obligations of Stephan and Buyer to consummate the transactions to be performed by them in connection with the Closing are subject to the provisions of Sections 4 and 6 of this Agreement and the following conditions, unless waived by Stephan and Buyer:

(a) Seller's representations and warranties contained herein and in any exhibit hereto, or in any attachment, instrument, list or certificate delivered in connection herewith, shall be true, complete and correct in all material respects at and as of the Closing Date. Seller shall have performed and complied with all agreements, covenants, obligations and conditions required to be performed or complied with hereunder on or prior to the Closing Date and Stephan and Buyer shall have received a certificate of Seller dated as of the Closing Date to the foregoing effect;

(b) No action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator shall have been instituted or threatened to (A) restrain or prohibit or otherwise challenge the legality of the transactions contemplated hereby, (B) cause any of the transactions contemplated by this Agreement to be rescinded, following consummation, (C) affect adversely the right of Buyer to own the BBBS Shares and to control BBBS or (D) affect adversely the right of BBBS to own its assets and to operate its business;

(c) Seller shall have delivered to Stephan and Buyer an opinion of his counsel with respect to the transactions contemplated by this Agreement in form and substance as set forth in Exhibit 1 attached hereto, addressed to Buyer and dated as of the Closing Date;

(d) Seller shall have procured all of the third party consents specified in Section 6(b) above;

(e) Seller shall have procured the resignations, effective as of the Closing, of each director and officer of BBBS other than those whom Buyer shall have specified in writing at least [five] business days prior to the Closing;

(f) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a) – (e) is satisfied in all respects;

(g) Seller shall have furnished to Stephan and Buyer such further certificates, letters, documents and other instruments as Stephan and Buyer shall reasonably request. All agreements, certificates, letters, documents and other instruments delivered in connection with the transactions contemplated hereby shall be deemed in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to Stephan, Buyer, and their counsel;

8. Conditions to Seller's Obligations

The obligations of Seller to consummate the transactions to be performed by it in connection with the Closing are subject to the provisions of Sections 2 and 6 of this Agreement and the following conditions, unless waived by Seller:

(a) Stephan's and Buyer's representations and warranties contained herein and in any exhibit hereto, or in any attachment, instrument, list or certificate delivered in connection herewith, shall be true, complete and correct in all material respects at and as of the Closing Date. Stephan and Buyer, as applicable, shall have performed and complied with all agreements, covenants, obligations and conditions required to be performed or complied with hereunder by Stephan and Buyer, as applicable, on or prior to the Closing Date, and Seller shall have received a certificate of Stephan and Buyer dated as of the Closing Date to the foregoing effect.

(b) No action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator shall have been instituted or threatened to (A) restrain or prohibit or otherwise challenge the legality of the transactions contemplated hereby or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(c) Stephan and Buyer shall have delivered to Seller an opinion of their counsel with respect to the transactions contemplated by this Agreement in form and substance, addressed to Seller and dated as of the Closing Date, substantially in the form attached hereto as Exhibit 2.

(d) Stephan and Buyer shall have furnished to Seller such further certificates, letters, documents and other instruments as Seller shall reasonably request. All agreements, certificates, letters, documents and other instruments delivered in connection with the transactions contemplated hereby shall be deemed in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to Seller and his counsel.

Seller may waive any condition specified in this Section 8 if he executes a writing so stating at or prior to the Closing.

9. Covenants of Seller.

(a) On the Closing Date, unless otherwise agreed in writing by Stephan and Buyer:

(i) Seller shall enter into the Employment Agreement with Buyer in the form set forth in Attachment C (Employment Agreement). Buyer's financial obligations under the Employment Agreement shall be guaranteed by Stephan;

(ii) Seller shall enter into the Security Agreement in the form set forth in Attachment B (Security Agreement).

(iii) Seller shall deliver to Stephan the Promissory Note in the form set forth in Attachment A (Promissory Note).

(ii) All of the books and records of Seller with respect to BBBS shall have been delivered to Buyer; Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to maintain possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to BBBS;

(iii) Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that all sales, business and other mercantile taxes owed by BBBS or Seller, with respect to BBBS, to the State of North Carolina or any subdivision thereof have been paid or otherwise fully discharged; and

(iv) Seller shall assign to Buyer all of his right, title and interest in the name "Bowman Beauty and Barber Supply" and all other trade names, trademarks, logos, patents, copyrights and all other intangible and tangible assets under which Seller's business is currently conducted and execute and deliver to Buyer, if Buyer requests, an Application for Amendment, Cancellation or Withdrawal of Fictitious Name Registration for filing by Buyer in State of North Carolina with respect to such name.

(b) Seller agrees as follows with respect to the period following the Closing:

(i) Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of BBBS from maintaining the same business relationships with BBBS after the Closing as it maintained with BBBS prior to the Closing.

(ii) Seller will treat and hold as such all of the Confidential Information (as hereinafter defined), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then Seller will notify Buyer promptly of the

request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10(b)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use his best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. For purposes of this Agreement, "Confidential Information" means any information concerning the businesses and affairs of BBBS or Seller that is not already generally available to the public.

(iii) For a period of three years from and after termination of employment (the "Noncompete Period"), Seller shall not (A) engage, directly or indirectly, in any business that BBBS conducts as of the Closing Date, or may at any time conduct during the Noncompete Period, within a radius of 100 miles of BBBS' location as of the Closing Date, (B) own, manage, operate, consult or be employed in any business which competes with the business that BBBS conducts as of the Closing Date, or may at any time conduct during the Noncompete Period, within a radius of 100 miles of BBBS' location as of the Closing Date; and (C) compete, in any of the foregoing manners or otherwise, with the business that BBBS conducts as of the Closing Date, or may at any time conduct during the Noncompete Period, utilizing direct mail or internet access from any location whatsoever. Notwithstanding the foregoing, no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10(b)(iii) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(iv) To facilitate Stephan's public filing requirements, Seller shall cause to be compiled by July 31, 2008 and at Seller's sole expense A) unaudited balance sheets of BBBS as of March 31, 2008 and June 30, 2008, prepared in accordance with GAAP, except as agreed upon between Buyer's and Seller's accountants and B) profit and loss and cash flow statements for the three-month period ending March 31, 2008 and the six-month period ended June 30, 2008.

10. Covenants of Stephan and/or Buyer.

(a) On the Closing Date, unless otherwise agreed in writing by Seller:

(i) Buyer shall enter into the Employment Agreement Seller with Seller in the form set forth in Attachment D (Employment Agreement)

attached hereto;

(ii) Buyer shall deliver to Seller cash in the amount of $500,000 -- five hundred thousand dollars -- by wire transfer of immediately available funds in accordance with the wire instructions attached hereto as Schedule 2.(a)(i);

(iii) Stephan shall deliver to Seller the Promissory Note; and

(iv) Stephan and Buyer shall deliver to Seller the Security Agreement.

(b) Until payment in full of the Promissory Note, unless otherwise agreed in writing by Seller:

(i) Each of Stephan and Buyer will use all commercially reasonable efforts to maintain its respective business organization intact and to preserve its relationship with suppliers, employees, customers and others having business relations with it;

(ii) Unless timely contested, each of Stephan and Buyer will pay when due all taxes, assessments, charges and levies imposed upon it or any of its properties or which it is required to withhold and remit to the appropriate governmental authority;

(iii) Each of Stephan and Buyer will preserve and keep in full force and effect its corporate existence, and all material rights, permits, patents, franchises, licenses, trademarks and trade names and comply with all laws, rules, regulations or requirements of any federal agency or department and of any state, local or municipal government which may at any time be applicable to it; and

(iv) Each of Stephan and Buyer will carry at all times, in coverage, form and amount which it reasonably believes to be prudent in light of the nature of its business and assets, hazard, general liability, workmen's compensation and comprehensive automobile liability insurance and pay all premiums on the policies for such insurance when and as they become due.

(c) Unless otherwise agreed in writing by Seller, Stephan and Buyer shall hold all Confidential Information including, without limitation, financial statements, price and customer lists and other information about BBBS and Seller provided to Stephan and Buyer in connection with the transactions contemplated hereby in strict confidence and will not divulge, and will cause its employees not to divulge, such Confidential Information to any other person, except such Confidential Information which is now or hereafter becomes public, other than as a result of action by Stephan, Buyer or their respective employees, and except as required by applicable law.

11. Indemnification

(a) Subject to paragraphs (c) and (d) of this Section 11, Seller shall indemnify, defend and hold harmless Stephan and Buyer from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses asserted against, imposed upon or incurred by Stephan or Buyer resulting from or by reason of (i) any representation or warranty made by Seller in or pursuant to this Agreement having been untrue in any material respect when made or (ii) any material failure by Seller to observe or perform his covenants and agreements set forth in this Agreement.

(b) Subject to paragraph (c) and (e) of this Section 11, Stephan and Buyer, jointly and severally, shall indemnify, defend and hold harmless Seller from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses asserted against, imposed upon or incurred by Seller resulting from or by reason of (i) any representation or warranty made by Stephan or Buyer in or pursuant to this Agreement having been untrue in any material respect when made, (ii) any material failure by Stephan or Buyer to observe or perform its covenants and agreements set forth in this Agreement, and (c) any claims made against seller by Bank of America in connection with a certain line of credit to the BBBS guaranteed by Seller with a balance as of June 6, 2008 of $6,256.16; by Ford Credit and Nissan Motor Acceptance Corporation in connection with loans they made to BBBS for the purchase of two cars (a 2004 Ford, and a 2007 Nissan) by BBBS and guaranteed by Seller with balances as of June 20, 2008 of $4,355.68 and $26,758.85, respectively; and credit cards issued by Bank of America Visa(2), AT&T Universal, and Advanta to BBBS and guaranteed by Seller with balances as of June 6, 2008 of $7,774.90, as of June 15, 2008 of $12,733.12, as of June 17, 2008 of $5,166.24 and as of June 24, 2008 of $8,579.28, respectively and any vendors of BBBS in the ordinary course of business.

(c) The obligations and liabilities of the parties pursuant to this Section 11 regarding claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(i) The indemnified party hereby agrees to promptly notify the indemnifying party in writing of any claim, action, suit or proceeding made or brought against the indemnified party and the indemnifying party hereby agrees to undertake the defense thereof with counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party. After undertaking such defense, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses, other than reasonable out of pocket costs of investigation subsequently incurred by the indemnified party in connection with such defense with the prior written consent of the indemnifying party. Notwithstanding anything to the contrary provided herein, the indemnified party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred, unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying party; (ii) the indemnifying party shall not in fact have employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action, or (iii) the indemnified party shall have reasonably concluded that due to actual or potential differing interests between the indemnifying

party and the indemnified party, representation by counsel for the indemnifying party would be inappropriate. In connection with its assumption of the defense of any claim or action, suit or proceeding by a third party, the indemnifying party shall be entitled to enter into settlement negotiations with such third party and may with the consent of the indemnified party settle any claim; provided, however, that if the indemnified party shall not consent to any settlement proposed by the indemnifying party within thirty days of a' proposal then the maximum amount of the indemnifying party's liability hereunder shall be deemed to be the amount of the proposed settlement and the indemnifying party shall have no further obligation with respect to such claim. The indemnified party hereby agrees to cooperate with the indemnifying party in the defense of any such claim, action, suit or proceeding. The indemnified party and the indemnifying party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel; and

(ii) In the event that the indemnifying party, within fifteen days after notification by the indemnified party of any claim, fails to undertake the defense of such matter, the indemnified party shall have the right, upon written notification to the indemnifying party, to defend, compromise or settle the same on behalf of and for the account and at the risk of the indemnifying party. In such event, the indemnifying party hereby agrees to give full cooperation to the indemnified party, subject however, to the right of the indemnifying party to assume such defense at any time prior to final settlement, compromise or determination thereof.

(d) Notwithstanding any provision hereof to the contrary, Bowman shall have no indemnification obligation hereunder until the aggregate amount of indemnification payments to which Stephan and/or Buyer is entitled hereunder exceeds $5,000 at which point such obligation shall exclude such aggregate amount, subject to a maximum of $500,000.

(e) Notwithstanding any provision hereof to the contrary, neither Stephan nor Buyer shall have any indemnification obligation hereunder until the aggregate amount of indemnification payments to which Bowman is entitled from Stephan or Buyer, individually or collectively, hereunder exceeds $5,000, at which point such obligation shall exclude such aggregate amount, subject to a maximum of $500,000.

(f) The indemnification, defense and hold harmless obligations of the parties under this Section 12 shall survive the closing, provided, however, that no party shall be entitled to commence any suit or proceeding seeking indemnification with respect to any inaccuracy in or breach of any representation or warranty after two years from date of Closing except for any claims asserted by the United States Internal Revenue Service for which the time limit shall be four years from date of closing

12. Remedies for Breaches of This Agreement.

(a) All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect at all times thereafter (subject to any applicable statutes of limitations).

(b) Except as specifically provided for elsewhere herein, all remedies hereunder shall be cumulative and shall not preclude the assertion by any party of any other rights or the seeking of any other remedies by it against the other party, including, but not

limited to, the right of specific performance. In the event of a breach or threatened breach by any party of its obligations hereunder, each party acknowledges that the other party will not have an adequate remedy at law and shall be entitled to such equitable and injunctive relief as may be available to restrain the other party from any violation of such obligations. Subject to Section 13 of this Agreement, nothing herein shall be construed as prohibiting either party from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

13. Miscellaneous

(a) Each of the parties hereto represents and warrants that there are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated hereby.

(b) This Agreement may not be assigned by any of the parties hereto.

(c) This Agreement, including all exhibits hereto and other instruments or documents delivered at the Closing Date pursuant hereto, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written agreement duly executed by the parties hereto.

(d) The headings contained in this Agreement have been inserted for convenience and reference purposes only and shall not affect the meaning or interpretation hereof in any manner whatsoever.

(e) If any of the terms, provisions or conditions contained in this Agreement shall be declared to be invalid or void in any judicial proceeding, this Agreement shall be honored and enforced to the extent of its validity, and those provisions not declared invalid shall remain in full force and effect.

(f) All notices, requests, demands and other communications under this Agreement shall be by (i) personal service, (ii) postage prepaid registered or certified mail, return receipt requested, (iii) overnight delivery service, charges prepaid or (iv) e-mail, telegram, telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i), (ii), (iii) or (iv) of this sentence, to the parties at the following addresses:

To Seller:

Gerald Bowman
4225 Aftonshire Drive
Wilmington, North Carolina 28412

copy to:

Dean R. Davis, Esq.
Allen, MacDonald & Davis, PLLC
1508 Military Cut-Off Road, Suite 102
Wilmington, North Carolina 28403

To Stephan or Buyer:
Frank F. Ferola
1850 West McNab Road
Fort Lauderdale, FL 33309
Frank_F_Ferola@thestephanco.com

Copy to: Ronald Shindler, Esq.
Fowler White Burnett P.A.
1395 Brickell Ave, 14th Floor
Miami, FL 33131
rds@fowler-white.com

or to such other address, or the attention of such other party, as the parties shall advise the other by notice given in conformity herewith, and shall be deemed to have been duly given or made when delivered by personal service or transmitted via electronic transmission, three days after deposited in the mails or one day after given to an overnight delivery service.

(g) This Agreement shall be binding upon and shall also be inure to the benefit of the heirs, successors and assigns of the parties.

(h) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without giving effect to Florida's conflict of laws principles.

(i) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

(j) Each of the parties hereto hereby agrees to execute such certificates and other documents which are reasonably necessary or desirable to effectuate the transactions contemplated hereby. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 12 above). In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving BBBS, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be

necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 12 above).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

SELLER:

Gerald Bowman
Gerald Bowman

Attest: Janet R Meyland

Date: 7/3/08

BUYER:

____
by: Frank F. Ferola

Attest:____________________

Date: ____________________

STEPHAN:

____
by: Frank F. Ferola

Attest:____________________

Date: ____________________

STATE OF NORTH CAROLINA

COUNTY OF NEW HANOVER

CERTIFICATE AS REQUIRED BY SECTION 7(f) OF THE STOCK PURCHASE AGREEMENT (THE "SPA") AMONG, GERALD BOWMAN, BOWMAN-NEWCO, INC. AND THE STEPHAN CO., DATED JULY 3rd, 2008

I, Gerald Bowman, hereby certify that the conditions specified in 7(a) through 7(e) of the SPA have been satisfied in all respects.

This the 7th day of August, 2008.

Gerald Bowman

GERALD BOWMAN

JULIE CAVANAUGH NOTARY PUBLIC NEW HANOVER CO., NC

Subscribed to and sworn before me this the 15th day of August, 2008.

Julie B. Cavanaugh

Notary Public

My Commission Expires: 7.25.09